                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-64012

PROSPECTUS

                          VENDINGDATA(TM) CORPORATION

                        26,869,770 SHARES OF COMMON STOCK
        900,000 SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS

         On June 14, 2001, our board of directors declared a distribution of rights to purchase our common stock to stockholders of record as of June 15, 2001, or the record date, and holders of vested options and warrants and convertible notes that possess anti-dilution rights as of the record date. Through this rights offering, we are offering an aggregate of 26,869,770 shares of our common stock upon the exercise of these rights by rightsholders.

         o You will receive one right for each share of common stock that you own, or each share of common stock underlying your vested options, warrants or convertible notes, as applicable, on the record date. For each right that you exercise, you will be able to purchase two shares of our common stock at a price of $0.35 per share. The rights are not transferable.

         o Rightsholders who want to exercise their rights must certify to us that they have continuously held the shares of common stock, or the options, warrants or convertible notes, to which the rights attach, from the record date through the exercise date.

         o The rights are exercisable beginning on the date of this prospectus and continuing for a period ending on Monday, August 13, 2001, at 5:00 p.m. Las Vegas, Nevada time, or the expiration date. If you want to participate in this rights offering, you must submit your subscription documents to us before the expiration date, in the manner described in this prospectus.

         o We will use the net cash proceeds from this offering to repay outstanding promissory notes issued pursuant to a standby credit agreement, repay bridge loans in the original aggregate principal amount of up to $3,000,000 and fund working capital.

         o In the event that all of the rightsholders do not exercise their rights to purchase shares of our common stock by the expiration date, we have entered into a standby purchase agreement with James
             E. Crabbe, a director and our controlling stockholder, whereby Mr. Crabbe has agreed to exercise the remaining rights and purchase the remaining number of shares offered through this prospectus.

         In addition to the shares issuable upon exercise of the rights, this prospectus relates to the offering of an aggregate of 900,000 shares of our common stock on behalf of selling stockholders. Selling stockholders may from time to time offer to sell their respective shares of common stock. We are not selling any shares of common stock on behalf of selling stockholders and will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders.

                      ------------------------------------

         There is currently no public market for our common stock. There can be no assurance that our common stock will ever be quoted, that a public market will ever develop or, if developed, that a public market will be maintained.

         This investment involves substantial risk. See "Risk Factors and Forward-Looking Information" beginning on page 6 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

                      -------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD OR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE COMMON STOCK OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      ------------------------------------

                  The date of this Prospectus is July 13, 2001.

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                              [INSIDE FRONT COVER]


FLORIDA RESIDENTS:


         Purchases of securities by Florida residents are voidable by the purchaser within three days after the first tender of consideration is made by such purchaser to the issuer, or within three days after the availability of that privilege is communicated to such purchaser, whichever occurs later.


GEORGIA RESIDENTS:


         These securities have been issued or sold in reliance on paragraph (13) of code section 10-5-9 of the Georgia Securities Act of 1973, and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such act. Georgia residents may only purchase such securities for investment for his own account and must intend to hold securities for investment for a period of at least one year from the date such securities have been fully paid for by such person.


MICHIGAN RESIDENTS:


         These securities have been issued or sold in reliance on Section ss.451.802(b)(9) of the Michigan Compiled Laws and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such act. Michigan residents may only purchase such securities for investment for his or her own account.


RESIDENTS OF COLORADO, IOWA, MASSACHUSETTS, MINNESOTA, MISSISSIPPI, NORTH CAROLINA, OHIO OR WYOMING:


         Purchasers of securities residing in Colorado, Iowa, Massachusetts, Minnesota, Mississippi, North Carolina, Ohio or Wyoming may only purchase such securities for investment in his or her own account.


CALIFORNIA RESIDENTS:


         These securities may not be issued or sold to California residents until the California Department of Corporations issues an order regarding the effectiveness of our registration of these securities by coordination pursuant to Section 25111 of the California Corporations Code. Please be advised that if you are a California resident and have received this prospectus in error, you will not be able to participate in this rights offering at this time. Only upon the receipt of such an order may we issue or sell these securities to California residents.

                               PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights and purchase our common stock. Therefore, we urge you to read the entire prospectus carefully. We also encourage you to review the financial statements and other information provided in the reports and other documents that we file with the Securities and Exchange Commission, or the Commission, as described under "Where You Can Find More Information" on page 28 of this prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

         On June 14, 2001, our board of directors declared a distribution of rights to purchase our common stock to stockholders of record as of June 15, 2001, or the record date, and holders of options, warrants and convertible notes that possess anti-dilution rights as of the record date. Each right we have distributed to our rightsholders gives them the privilege to purchase two shares of our common stock for $0.35 per share for each share of common stock, or each underlying share of common stock, as applicable, held by them.

         Although we intend to distribute the rights to all rightsholders, we reserve the right to not offer rights to rightsholders that reside in a state or other jurisdiction whose laws require a material change to this offering, or where we cannot, at reasonable expense, determine that this offering complies with applicable local laws. Further, rightsholders who reside in Colorado, Florida, Georgia, Iowa, Massachusetts, Michigan, Minnesota, Mississippi, North Carolina, Ohio or Wyoming must certify that they are exercising their respective rights for investment purposes only without a view to resell or distribute and have no present intention of selling, granting or participating in the distribution of the same.

HOW MANY SHARES ARE ISSUABLE PURSUANT TO THE RIGHTS?

         We are offering rights to purchase an aggregate of 26,869,770 shares. Of these shares, 22,159,602 shares are reserved for the rights issued to holders of our common stock, or stock rightsholders, 496,770 shares are reserved for the rights issued to holders of vested options that have anti-dilution provisions, or option rightsholders, 1,675,000 shares are reserved for the rights issued to holders of vested warrants, or warrant rightsholders, and 2,538,468 shares are reserved for the rights issued to holders of our convertible notes, or note rightsholders.

         As of the record date, we had 11,079,801 shares of common stock outstanding. If all of the rights are exercised, we will issue 26,869,770 shares of our common stock and will have 37,949,571 shares of common stock outstanding upon the consummation of the rights offering. This number does not reflect 675,000 shares of common issuable to selling stockholders upon exercise of their warrants.

WHY IS VENDINGDATA OFFERING THE RIGHTS?

         We are conducting this offering for the purposes of repaying the amounts borrowed pursuant to a standby credit agreement, repaying bridge loans in the original principal amount of up to $3,000,000 and providing working capital for our operations.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

         No. You are not required to exercise any rights, purchase any new shares or take any other action in response to this rights offering. However, if you elect not to exercise any rights and, in turn, elect not to purchase any new shares of common stock, your relative ownership interest in VendingData will decline significantly.

AM I REQUIRED TO EXERCISE MY RIGHTS IN FULL OR MAY I EXERCISE MY RIGHTS IN PART?

         Rightsholders may elect to exercise their rights either in full or in part. Rightsholders are receiving this prospectus and a rights certificate that evidences each rightsholder's subscription rights. In the rights certificate, rightsholders may specify the number of shares they wish to purchase.

WHAT WILL HAPPEN TO THE UNEXERCISED RIGHTS?

         As a standby purchaser, James E. Crabbe, a director and our controlling stockholder, has agreed to exercise all remaining rights at the end of the exercise period and purchase all of the remaining shares of our common stock offered in this rights offering. If no rightsholders exercise their rights, Mr. Crabbe has agreed to purchase all 26,879,770 shares of common stock in this rights offering.

WILL MY RELATIVE OWNERSHIP REMAIN THE SAME IF I EXERCISE ALL OF MY RIGHTS?

         No. Since rightsholders includes record stockholders and holders of certain options, warrants and convertible notes, the exercise by a record stockholder of all of his or her rights would still result in a slight decrease in the stockholder's relative ownership.

         For example, if you own 1,000,000 shares of our common stock, or 9.02% of the outstanding shares of our common stock, and you elect to exercise your rights in full, your resulting 3,000,000 shares of common stock would then represent 7.81% of the outstanding shares of our common stock. Accordingly, if you elect to exercise all of your rights, you can calculate the decrease in your relative ownership of our common stock by multiplying your current ownership percentage by a factor of approximately 0.866.

WHAT WILL HAPPEN TO MY RELATIVE OWNERSHIP IF I DON'T EXERCISE MY RIGHTS?

         If you elect not to exercise your rights and do not purchase shares of common stock, your relative ownership interest in VendingData will decrease significantly.

         For example, if you own 1,000,000 shares of our common stock, or 9.02% of the outstanding shares of our common stock, and you elect not to exercise your rights, your 1,000,000 shares of common stock would then represent 2.60% of the outstanding shares of our common stock. Accordingly, if you elect not to exercise your rights, you can calculate the decrease in your relative ownership of our common stock by multiplying your current ownership percentage by a factor of approximately 0.289.

HAS OUR BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

         Our board of directors makes no recommendation to you about whether you should exercise any rights and purchase any shares of common stock.

HOW SOON MUST RIGHTSHOLDERS ACT?

         The rights expire at 5:00 p.m., Las Vegas, Nevada time, 30 days from the date of this prospectus. Since 30 days from the date of this prospectus is Sunday, August 12, 2001, the rights shall expire on the following business day, or Monday, August 13, 2001. We must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so.

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MAY I TRANSFER MY RIGHTS?

         No. The rights may be exercised only by the person to whom they are granted with the exception of James E. Crabbe, our standby purchaser.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

         No.  All exercises of rights are irrevocable.

WILL MY MONEY BE RETURNED IF THE RIGHTS OFFERING IS CANCELLED?

         We may cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

MAY I TENDER CONSIDERATION OTHER THAN CASH FOR THE EXERCISE OF MY RIGHTS?

         No. Unless you are a rightsholder who is a holder of short-term notes, you must exercise your rights by providing payment in the form of a check drawn upon a U.S. bank or postal, telegraphic or express money order payable to "VendingData Corporation."

         The holders of short-term notes, or the short-term lenders, include those persons who have loaned us funds where the principal amounts are due and owing by December 31, 2002. The short-term lenders may apply up to $2,547,716 in amounts payable under their respective short-term notes towards the purchase of shares in this rights offering. The short-term lenders include members of our board of directors and controlling stockholders. Accordingly, in lieu of providing payment in the form of a check, the short-term lenders may exercise their rights, in part or in full, by applying the amounts payable on their short-term notes.

HOW MUCH IN NET CASH PROCEEDS WILL VENDINGDATA RECEIVE FROM THE RIGHTS OFFERING?

         If all of the rightsholders exercise their rights for cash, we will receive net cash proceeds of approximately $9,250,000. On the other hand, if all of the short-term lenders elect to apply amounts outstanding on their bridge loans or short-term notes, as applicable, and the remaining rights are exercised for cash, we will receive net cash proceeds of approximately $6,700,000.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

         If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

         If you wish to participate in the rights offering and purchase shares, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

         We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

HOW DO I EXERCISE MY RIGHTS?

         As a rightsholder, you are receiving this prospectus and a rights certificate that evidences your subscription rights and contains instructions on how to exercise your rights and purchase shares of our common stock.

         If you wish to participate in this rights offering, then, before your rights expire, you must:

         o Complete and sign the rights certificate, indicating the number of shares to be purchased;

         o Certify as to the number of shares held, or number of shares underlying your options, warrants or convertible notes that you held as of June 15, 2001 and certify that such shares, or options, warrants or convertible notes, as applicable, have not been transferred since June 15, 2001; and

         o Deliver the completed rights certificate with full payment to VendingData, in the form of a check drawn upon a U.S. bank or postal, telegraphic or express money order payable to "VendingData Corporation," or if you are a short-term lender, indicate the amount of indebtedness to be applied towards the purchase of shares on the rights certificate.

TO WHOM SHOULD I SEND THE RIGHTS CERTIFICATE AND PAYMENT?

         If you elect to exercise your rights, you should send your completed rights certificate and payment by hand delivery, first class mail or overnight courier service to:

                              Stacie L. Brown, Esq.
                         Corporate Counsel and Secretary
                               6830 Spencer Street
                             Las Vegas, Nevada 89119
                            Telephone: (702) 733-7195

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

         If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the following person by mail or telephone:

                              Stacie L. Brown, Esq.
                         Corporate Counsel and Secretary
                               6830 Spencer Street
                             Las Vegas, Nevada 89119
                            Telephone: (702) 733-7195

         In the alternative, to receive copies of our recent filings with the Commission, you can refer to the other sources described under the section entitled, "Where You Can Find More Information," on page 28 of this prospectus.

              QUESTIONS AND ANSWERS ABOUT THE SELLING STOCKHOLDERS

WHO ARE THE SELLING STOCKHOLDERS?

         The selling stockholders are persons to whom we have previously granted the right to have their shares of common stock, or shares of common stock underlying their convertible securities, registered in the event of a registration by us of our securities. The selling stockholders are not affiliated with us.

WHY IS VENDINGDATA REGISTERING SHARES OF COMMON STOCK FOR SELLING STOCKHOLDERS?

         Due to registration rights previously granted by us to selling stockholders, we are registering an aggregate of 900,000 shares of our common stock on behalf of selling stockholders through this prospectus.

HOW MAY SHARES OF COMMON STOCK WILL BE OUTSTANDING AFTER THE OFFERING BY SELLING STOCKHOLDERS?

         The registration rights held by selling stockholders relate to 225,000 shares of common stock and 675,000 shares of common stock underlying warrants held by selling stockholders as of June 15, 2001. Upon the assumption that all of the warrants have been exercised and in light of the shares issuable pursuant to the rights offering, we will have a total of 38,624,571 shares of common stock outstanding, including the 26,869,770 shares of common stock issuable pursuant to the rights offering.

WILL VENDINGDATA SELL ANY SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS?

         No. We are not selling any shares of common stock on behalf of selling stockholders. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers.

IS VENDINGDATA RESPONSIBLE FOR ANY COSTS RELATED TO THE REGISTRATION OF THE SHARES HELD BY SELLING STOCKHOLDERS?

         Although we will pay all costs, expenses and fees in connection with the registration of the shares, selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

WILL VENDINGDATA RECEIVE ANY PROCEEDS FROM THE SALES OF SHARES BY SELLING STOCKHOLDERS?

         No. We will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders.

                  RISK FACTORS AND FORWARD-LOOKING INFORMATION

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AS WE ARE CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS, IF ANY ONE OR MORE OCCURS, COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS OF OPERATIONS. IF THAT OCCURS, THE FAIR MARKET VALUE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO VENDINGDATA

         WE HAVE HAD LIMITED OPERATIONS AND CANNOT GUARANTEE THAT WE WILL GENERATE SUFFICIENT REVENUE TO SUSTAIN OUR OPERATIONS

         Our activities have been limited to analyzing the gaming industry, developing products, establishing a distribution network for our products, marketing our products to the gaming industry, manufacturing our products and commencing product sales. Although we anticipate significant sales development and revenue growth through the end of 2001 and during 2002, there is no guarantee that we will generate sufficient revenue to sustain our operations. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for our business operations.

         WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND ANTICIPATE CONTINUED OPERATING LOSSES, AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY

         We have a history of significant operating losses and anticipate continued operating losses for the foreseeable future. For the years ended December 31, 1999 and 2000, we have incurred losses from operations of $5,440,873 and $7,365,520, respectively, and our operations have used $5,099,492 and $8,458,637 of cash, respectively. As of December 31, 1999 and 2000, we had accumulated deficits of $16,354,821 and $23,011,771, respectively.

         If our revenues decline or grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability, or that profitability, if achieved, can be sustained on an ongoing basis.

         GIVEN OUR RECURRING LOSSES AND ACCUMULATED DEFICITS, WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN

         Due to our history of recurring losses and our working capital and stockholders' deficits, there is substantial doubt regarding our ability to continue as a going concern. In addition, we continue to experience significant operating losses. Based on presently known commitments and plans, we believe that we will be able to fund our operations and required expenditures for the remainder of 2001 through cash on hand, cash flow from operations, short-term loans from members of our board of directors, and cash from private placements of debt or equity or from lease financing sources, including the proceeds from this rights offering. In the event that such sources are insufficient or unavailable, we will need to seek cash from public placements of debt or equity, institutional or other lending sources, sell certain assets or change operating plans to accommodate such liquidity issues. No assurances can be given that we will successfully obtain liquidity sources necessary to fund our operations in the upcoming year or to continue as a going concern.

         OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

         We are highly leveraged, with indebtedness that is very substantial in relation to our assets. As of March 31, 2001, we had a total of approximately $11,300,000 of indebtedness outstanding. This outstanding debt consisted of $1,500,000 in notes and credit line payable, $4,800,000 in leases payable, $3,300,000 in convertible debt and $1,700,000 in stockholder loans. Our high debt levels may have important consequences for us, including, but not limited to, the following:

         o Our ability to obtain additional financing to meet our working capital needs, fund future capital expenditures or use for other purposes may be impaired, or any such financing may not be on terms favorable to us;

         o A substantial amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes, including investments in new products, research and development, capital spending and acquisitions;

         o A substantial decrease in net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements, force us to modify our operations or sell certain of our assets; and

         o Our highly leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

         Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as to financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. These factors could include:

         o   General economic conditions;

         o   Operating difficulties or increased operating costs;

         o   Product pricing pressures;

         o Revenue instability arising from cost savings initiatives or otherwise;

         o   Labor difficulties;

         o The response of competitors or customers to our business strategy or projects; and

         o Changes in the gaming industry, including changes in regulatory standards and gaming technology.

         OUR DEBT AGREEMENTS IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES

         Our debt agreements impose significant restrictions on our operations, thereby limiting the discretion of management with respect to certain business matters. These agreements restrict, among other things, our ability to:

         o Incur additional indebtedness, guarantee obligations and create liens;

         o   Pay dividends and make other distributions;

         o   Prepay or modify the terms of other indebtedness; and

         o Make certain capital expenditures, investments or acquisitions, or enter into mergers or consolidations or sales of assets.

         Our ability to comply with the restrictions contained in our debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions, and there can be no assurance that we will be able to comply with such restrictions in the future.

         WE MAY EXPERIENCE REDUCED SALES IF WE ARE UNABLE TO CONTINUOUSLY MODIFY AND UPDATE OUR SECUREDROP(TM) PRODUCTS SO THAT THEY ARE COMPATIBLE WITH THE CONTINUING DEVELOPMENTS RELATED TO GAMING MACHINES

         Our SecureDrop(TM) products directly interface with each gaming machine. As a result, we must continuously monitor and update our SecureDrop(TM) products so that our SecureDrop(TM) products remain compatible with the gaming machines of our current and future clients. In recent years, certain gaming operators have tested and employed as part of their current operations certain gaming devices that have eliminated the use of coin or tokens, or use a combination of coin and "cashless" vouchers. The acceptance and expansion of coinless gaming devices may reduce the demand for our SecureDrop(TM) System and may adversely affect our operations in the future. If our SecureDrop(TM) products are no longer compatible with or have problems interacting with the gaming machines of our current and future clients, we may experience reduced sales.

         ALTHOUGH WE BELIEVE THAT OUR AUTOMATED CARD SHUFFLERS HAVE NOT PROVED VULNERABLE TO CARD COUNTERS OR EXPERT PLAYERS, THERE IS NO GUARANTY THAT OUR SHUFFLERS WILL NOT BECOME VULNERABLE IN THE FUTURE AND, IF SO, FORCE OUR CUSTOMERS TO CHOOSE OTHER SHUFFLERS FOR THEIR TABLE GAMES

         To the best of our knowledge, although our automated card shufflers have not proved vulnerable to card counters or expert players, and although our casino customers have not experienced financial loss from their use of our shufflers, there is no guaranty that the shufflers will not become vulnerable to card counters or expert players or that the use of our shufflers will not result in financial losses for our customers. The occurrence of such events may force our customers to choose other shufflers for their table games and, in turn, could have a material adverse effect on our operations.

         WE MAY NOT BE SUCCESSFUL IN THE EXPANSION OF OUR BUSINESS TO NON-GAMING INDUSTRIES, AS WE HAVE HISTORICALLY OPERATED IN THE GAMING INDUSTRY

         We have traditionally focused our products on the gaming industry. We are proposing to expand the application of our SecureDrop(TM) products to non-gaming industries. Since we have little or no experience in these new industries, we may not be successful in developing and marketing new applications of our products outside the gaming industry. As a result, we will be confronted with challenges and competition that we have never faced before, such as our lack of experience in non-gaming markets, the need to hire sales and technical persons with expertise in non-gaming markets, additional research, development, distribution and marketing expenses necessary to proceed into non-gaming application of our products and technology, significant competitive factors and forces applicable to non-gaming markets. We cannot assure you that we will be able to meet the new challenges and competitors associated with these new industries.

         ALTHOUGH WE HAVE ENTERED INTO CONFIDENTIALITY AGREEMENTS WITH SUBSTANTIALLY ALL OF OUR EMPLOYEES AND CONSULTANTS AND NON-COMPETE AGREEMENTS WITH MOST OF OUR KEY EMPLOYEES AND CONSULTANTS, IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION AGAINST UNAUTHORIZED USE BY OTHERS, OUR COMPETITIVE POSITION COULD BE HARMED

         We believe our proprietary information and our intellectual property are important to our competitive position and are a significant aspect of the products and services we provide. If we are unable to protect our proprietary information or our intellectual property against unauthorized use by others, our competitive position could be harmed. We generally enter into confidentiality agreements with all of our employees and consultants or non-compete agreements with most of our key employees and consultants, and control access to and distribution of our documentation and other proprietary information. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary information or our intellectual property. We could be required to expend significant amounts to defend our rights to proprietary information or our intellectual property.

         SINCE WE DEPEND EXCLUSIVELY ON OUR ABILITY TO GENERATE REVENUES FROM OUR GAMING-RELATED PRODUCTS, OUR INABILITY TO SUCCESSFULLY MARKET OUR PRODUCTS TO THE GAMING INDUSTRY AND TO RELY UPON REVENUES FROM OTHER OPERATIONS MAY MAKE US FINANCIALLY UNSTABLE AND SUSCEPTIBLE TO DOWNTURNS IN THE GAMING INDUSTRY

         To date, we have manufactured and marketed our products and services to the gaming industry only. As a result, our financial viability depends almost exclusively on our ability to generate revenues from our gaming operations. We do not have the benefit of reducing our financial risks by relying on revenues derived from other operations.

         AS WE CONTINUE TO DEVELOP OUR PRODUCTS AND SERVICES AND EXPAND OUR OPERATIONS, THERE IS NO ASSURANCE THAT OUR OPERATIONS WILL BECOME PROFITABLE OR THAT WE WILL DECLARE ANY DIVIDENDS ON OUR CAPITAL STOCK

         Since our inception, we have invested time and money in the development of our products and services and in the expansion of our operations. As a result, there can be no assurance that our operations will become profitable or that we will declare any dividends on our capital stock. At the present time, we intend to use any earnings that may be generated to finance the growth of our business. We do not have any present intention to pay dividends on our common stock.

         WE DEPEND HEAVILY ON OUR KEY EMPLOYEES, AS THE GAMING INDUSTRY IS A HIGHLY SPECIALIZED INDUSTRY THAT IS BASED ON RELATIONSHIPS AND TRUST

         Our future success is highly dependent upon the management skills of our key employees and our ability to attract and retain qualified key employees. The inability to obtain and employ these individuals would have a serious effect upon our business. Accordingly, we have entered into an employment agreement with Steven J. Blad. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain the additional skilled personnel required.

                          RISKS RELATED TO OUR INDUSTRY

         A REDUCTION IN THE GROWTH RATE OF NEW AND EXISTING GAMING MARKETS OR DELAYS OF SCHEDULED OPENINGS OF NEWLY CONSTRUCTED OR PLANNED CASINOS COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS

         The demand for our products is driven principally by the establishment of new gaming jurisdictions and the addition of new casinos or expansion of existing casinos within existing gaming markets. The establishment or expansion of gaming in any jurisdiction typically requires a public referendum or other legislative action. As a result, gaming continues to be the subject of public debate, with numerous active organizations that oppose gaming and that may attempt to cause gaming operations to be restricted or prohibited in any jurisdiction. In addition, the rate of growth in the North American marketplace has diminished since the substantial growth experienced in the early 1990s. A continued reduction in growth or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could have an adverse impact on demand for our products and, consequently, our operations.

         WE MAY EXPERIENCE REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE DUE TO THE INTENSE COMPETITION FROM COMPANIES WITH LONGER OPERATING HISTORIES, GREATER RESOURCES AND MORE ESTABLISHED BRAND NAMES THAT MARKET SHUFFLERS AND OTHER PRODUCTS TO THE GAMING INDUSTRY

         The market for shufflers and security-related products in the gaming industry is highly competitive, and we expect competition to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Shuffle Master, Inc., Casinos Austria International and ProShuffle. Shuffle Master is the market leader with respect to card shufflers and possesses 15% of the worldwide market.

         Our competitors have greater name recognition and greater financial, selling and marketing, technical, manufacturing and other resources than we do. Although we believe that we have certain competitive advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment on our part in research and product development, marketing and customer service and support. Our substantial indebtedness could limit our ability to continue to make such investments or other necessary or desirable capital expenditures, to compete effectively and respond to market conditions. There can be no assurance that we will be able to compete effectively with our existing competitors or with new competitors, or that such competitors will not devote greater resources to marketing campaigns, adopt more aggressive pricing policies or devote substantially more resources to customer and business development than we can. As a result, we may, from time to time, make pricing, service or marketing decisions, or acquisitions as a strategic response to changes in the competitive environment. Our response to this increased competition may result in reduced operating margins and loss of market share.

         AS THE GAMING INDUSTRY IS VERY HIGHLY REGULATED AND SUBJECT TO NUMEROUS STATUTES, RULES AND REGULATIONS ADMINISTERED BY THE GAMING COMMISSIONS OR SIMILAR REGULATORY AUTHORITIES OF EACH JURISDICTION, WE MAY INCUR SIGNIFICANT EXPENSES IN APPLYING FOR LICENSES THAT PERMIT US TO SELL OUR PRODUCTS AND SERVICES

         The gaming industry is a highly regulated industry and is subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, in seeking to introduce gaming products or concepts into such jurisdictions, we may be required to submit applications relating to our activities or products (including detailed background information concerning controlling persons within our organization) which are then reviewed for approval. We may incur significant expenses in seeking to obtain licenses for our gaming products and concepts, and no assurance can be given that our products will be approved in any particular jurisdiction. The failure to obtain such approval in any jurisdiction in which we may seek to introduce our products or concepts could have a material adverse effect on our business.

         SINCE OUR CUSTOMERS HAVE DEMONSTRATED A STRONG PREFERENCE TO CONDUCT BUSINESS WITH ONLY ONE PROVIDER OF AUTOMATIC SHUFFLER PRODUCTS, OUR FAILURE TO COMPLETE OUR SHUFFLER PRODUCT LINE MAY ADVERSELY AFFECT OUR PRODUCT SALES AND, IN TURN, OUR RESULTS OF OPERATIONS

         There is no guarantee that our development of shufflers designed for specialty table games will be successfully completed. The failure to successfully complete the development and marketing of specialty shufflers could negatively impact our ability to distribute our remaining shuffler products. Since our customers have demonstrated a strong preference to conduct business with only one provider of automatic shuffler products, our inability to complete our shuffler product line may adversely affect us.

                         RISKS RELATED TO THIS OFFERING

         IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR RELATIVE OWNERSHIP INTEREST IN VENDINGDATA WILL BE DECREASED SUBSTANTIALLY

         If you choose not to exercise your rights in full, your relative ownership interest in VendingData will be decreased substantially and can be determined by multiplying your current ownership percentage by a factor of approximately 0.289. In addition, because the subscription price represents a substantial discount from the past price per share obtained by us for our common stock, stockholders who choose not to exercise their subscription rights may experience dilution of their economic interest in VendingData.

         AS A RESULT OF OUR PRO FORMA NET TANGIBLE BOOK VALUE DEFICIT OF $0.69 PER SHARE, INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $0.31 PER SHARE, OR 88.3%

         The price per share of $0.35 is substantially higher than our pro forma net tangible book deficit of $0.69 per share at March 31, 2001. Accordingly, investors in this rights offering will experience immediate and substantial dilution of approximately $0.31 in net tangible book value per share, or approximately 88.3% of the price per share of $0.35.

         SINCE YOU ARE NOT PERMITTED TO REVOKE OR CHANGE YOUR EXERCISE OF RIGHTS AFTER YOU HAVE SENT IN YOUR RIGHTS CERTIFICATE AND PAYMENT, YOU SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH THIS OFFERING AND OUR COMMON STOCK BEFORE EXERCISING YOUR RIGHTS

         Your decision to exercise or decline to exercise your rights is irrevocable. Once you have sent in your rights certificate and payment, you are not permitted to revoke or change your exercise of rights. Only to the extent we cancel this rights offering are we obligated to refund payments actually received, without interest. You should carefully consider the risks associated with this offering and our common stock before exercising your rights.

         IF WE DO NOT RECEIVE THE COMPLETED RIGHTS CERTIFICATE AND PAYMENT BY THE EXPIRATION DATE, WE MAY, DEPENDING ON THE CIRCUMSTANCES, REJECT YOUR SUBSCRIPTION OR ACCEPT IT TO THE EXTENT OF THE PAYMENT RECEIVED

         Rightsholders who desire to purchase shares in this rights offering must act promptly to ensure that the completed rights certificate and payment are actually received by us before the expiration date. If you fail to complete and sign the rights certificate, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. We will not provide any further information to you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment. For example, any personal check used to pay for shares must clear before the expiration date, and the clearing process may require five or more business days. We have the sole discretion to determine whether an exercise of rights by a rightsholder properly follows the subscription procedures.

         SINCE THE EXERCISE PRICE FOR THE RIGHTS REPRESENTS THE PRICE AT WHICH OUR STANDBY PURCHASER WOULD BE WILLING TO EXERCISE THE REMAINING RIGHTS AND PURCHASE THE REMAINING SHARES AND REPRESENTS A SUBSTANTIAL DISCOUNT TO THE PRICE PER SHARE THAT WE HAVE SOLD OUR COMMON STOCK FOR IN THE PAST, THE PREVAILING FAIR MARKET VALUE OF OUR COMMON STOCK MAY DECLINE

         The exercise price for the rights represents the price at which James
E. Crabbe, our standby purchaser, would be willing to exercise the remaining rights and purchase the remaining shares in our rights offering. The exercise price represents a substantial discount to the price per share that we have sold our common stock for in the past. As a result, the fair market value of our common stock, if any, may decline due to this offering. This exercise price may also cause future share issuances to be at lower prices.

         IN THE EVENT THAT NONE OF THE RIGHTS ARE EXERCISED BY RIGHTSHOLDERS AND UPON THE ASSUMPTION THAT OUR STANDBY PURCHASER WILL EXERCISE ALL OF THE REMAINING RIGHTS, OUR STANDBY PURCHASER WILL BENEFICIALLY OWN 34,060,379 SHARES OF OUR OUTSTANDING COMMON STOCK, OR APPROXIMATELY 87.2%, AND WILL HAVE SUBSTANTIAL CONTROL OVER OUR OPERATIONS AND OVER MATTERS SUBMITTED TO STOCKHOLDERS

         Prior to this rights offering, Mr. Crabbe, our principal stockholder, beneficially owned 7,190,609 shares of our outstanding common stock, or approximately 59.1%. If no other rightsholder exercises his or her rights under this offering, Mr. Crabbe has agreed to purchase all of the 26,869,770 shares offered in this rights offering and, if purchased, would have a revised beneficial ownership percentage would be approximately 87.2%.

         Through his beneficial ownership of our common stock, Mr. Crabbe will have the power to, no matter how our other stockholders may vote, elect and remove our directors, appoint new management and approve any action requiring the approval of our stockholders, including adopting certain amendments to our articles of incorporation and our bylaws and approving or rejecting mergers and other significant corporate transactions. There can be no assurance that the interests of Mr. Crabbe will not conflict with the interests of our other stockholders.

                        RISKS RELATED TO OUR COMMON STOCK

         SINCE OUR COMMON STOCK IS NOT LISTED ON AN EXCHANGE AND IS NOT QUOTED ON AN ELECTRONIC MEDIUM, THERE CAN BE NO ASSURANCE THAT AN ACTIVE OR LIQUID TRADING MARKET WILL DEVELOP OR, IF DEVELOPED, WILL BE SUSTAINED

         Our common stock is not traded on a national or regional exchange and is not quoted over an electronic medium. We are not aware of any established market for the trading of our common stock. In addition, there can be no assurance that our common stock will ever be quoted, that an active trading and/or a liquid market will ever develop or, if developed, that it will be maintained. As a result, purchasers of our common stock must be able to bear a complete risk of loss if our operations are unsuccessful.

         OUR EXECUTIVE OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS BENEFICIALLY OWN APPROXIMATELY 73.7% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, APPROXIMATELY 91.3% AFTER THE OFFERING, AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED TO A VOTE OF STOCKHOLDERS

         Our executive officers and members of our board of directors beneficially own 9,850,470.5 shares of common stock, or approximately 73.7% of the outstanding shares of our common stock. As our standby purchaser is a members of our board of directors, upon the assumption that none of the rights are exercised by rightsholders, our executive officers and members of our board of directors will beneficially own 36,720,240.5 shares of common stock, or approximately 91.3% of the outstanding shares of our common stock upon the consummation of the rights offering.

         These stockholders have the power to elect and remove our directors, no matter how our other stockholders may vote, appoint new management and approve any action requiring the approval of our stockholders, including adopting certain amendments to our articles of incorporation and our bylaws and approving or rejecting mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of VendingData. There can be no assurance that the interests of these stockholders will not conflict with the interests of our other stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors and Forward-Looking Information" beginning on page 6. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

         o   Our ability to finance our products effectively and profitably;

         o   Our ability to compete effectively in the gaming industry;

         o Our ability to continuously modify and update our products and services;

         o Our outstanding indebtedness and our leverage, and the restrictions imposed by our indebtedness;

         o The high degree of competition in our industry, and the potential for new competitors to enter into our industry;

         o   Future modifications to existing laws and regulations; and

         o General economic and business conditions in our markets and industry.

         You should also consider carefully the statements under "Risk Factors and Forward-Looking Information" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                              PLAN OF DISTRIBUTION

         The rights entitle rightsholders to purchase a maximum of 26,869,770 shares of common stock, assuming all rights are exercised upon payment of the applicable exercise price. We issued the rights as a distribution to all of our stockholders of record on June 15, 2001 and to holders of vested options and warrants and convertible notes on June 15, 2001 that contained anti-dilution provisions.

         We are offering the shares of common stock underlying the rights. No underwriter or placement agent has been engaged to assist us in this regard, and no commissions or similar compensation will be paid to any person.

                                 USE OF PROCEEDS

         If all of the rights are exercised and the underlying shares of our common stock are purchased, we will receive cash proceeds of $9,404,920. To the extent that all of the holders of our short-term notes elect to convert the amounts outstanding on their short-term notes and the remaining rights are exercised for cash, we will receive cash proceeds of $6,857,204. After the deduction of estimated expenses of approximately $150,000, we will have net cash proceeds of approximately $9,250,000, or, if all of the holders of our short-term notes elect to convert the amounts outstanding on their short-term notes and the remaining rights are exercised for cash, approximately $6,700,000.

         We intend to use the net proceeds from the sale of the shares for the following purposes and in the following amounts and percentages, where the first allocation of proceeds reflects the exercise of all of the rights for cash and the receipt of net cash proceeds of approximately $9,250,000 and the second allocation of proceeds assumes the election by all holders of short-term notes to convert the amounts payable on their short-term notes as payment for the exercise of their rights and the receipt of net cash proceeds of approximately $6,700,000:

              PROPOSED USE                      AMOUNT           PERCENTAGE            AMOUNT      PERCENTAGE
              ------------                      ------           ----------            ------      ----------
Repayment of amounts borrowed pursuant
    to a standby credit agreement........   $     412,800           4.5%         $    274,800          4.1%
Repayment of amounts borrowed pursuant
    to bridge loans......................       3,000,000          32.4%            3,000,000         44.8%
General corporate purposes and working
    capital..............................       5,837,200          63.1%            3,425,200         51.1%
                                           ---------------    --------------    ---------------    -------------
        TOTAL                               $   9,250,000         100.0%         $  6,700,000        100.0%
                                           ===============    ==============    ===============    =============

         We will use the net cash proceeds from this rights offering to repay the remaining amounts borrowed pursuant to a standby credit agreement, repay bridge loans in the original aggregate principal amount of up to $3,000,000, and, at the discretion of our management, for general corporate purposes and working capital. We used the proceeds from the standby credit agreement and the bridge loans to fund our operations.

         The above discussion represents our present intentions for the use of the proceeds of this rights offering based on our currently contemplated operations, business plan and the prevailing economic and industry conditions. Changes in the use of proceeds of this rights offering may be made in response to changes in our financial condition, business plans or growth strategy and changes in general industry conditions.

                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares offered upon exercise of the rights is $0.35 per share. The exercise price for the rights represents the price at which James E. Crabbe, our standby purchaser, would be willing to exercise the remaining rights and purchase the remaining shares in our rights offering. The exercise price bears no relationship to the fair market value of our common stock, the prevailing market conditions, our operating results in recent periods, our book value or any other recognized criteria of value.

         The exercise price represents a substantial discount to the price per share that we have sold our common stock for in the past. As a result, the fair market value of our common stock, if any, may decline due to this offering. This exercise price may also cause future share issuances to be at lower prices.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001:

         o   on an actual basis;

         o on a pro forma basis to reflect the increase in the number of authorized shares of common stock from 40,000,000 shares to 80,000,000 shares, the issuance of 26,869,770 shares of common stock by us in this rights offering at a price of $0.35 per share, after deducting estimated offering expenses and the receipt the net cash proceeds of approximately $9,250,000, but does not reflect the exercise of any of the warrants held by selling stockholders to purchase 675,000 shares of common stock; and

         o on a pro forma basis as adjusted to reflect the application of up to $2,547,716 in short-term notes towards the exercise of rights and the purchase of up to 7,279,188 shares of common stock and the receipt the net cash proceeds of approximately $6,700,000.

                                                                                As of March 31, 2001
                                                          -----------------------------------------------------------------
                                                                                                             Pro Forma
                                                                Actual                Pro Forma             As Adjusted
                                                          -------------------    --------------------    ------------------
Current liabilities:
    Notes and credit line...............................   $      1,516,000       $      1,516,000        $      1,334,000
    Current portion of leases payable...................          2,022,901              2,022,901               2,022,901
    Accounts payable....................................          1,169,998              1,169,998               1,169,998
    Accrued expenses....................................            346,921                346,921                 346,921
    Accrued interest....................................            421,578                421,578                 421,578
    Customer deposits...................................            371,543                371,543                 371,543
                                                          -------------------    --------------------    ------------------
        Total current liabilities.......................          5,848,941              5,848,941               5,666,941

Leases payable..........................................          2,733,219              2,733,219               2,733,219
Convertible debt........................................          3,330,000              3,330,000               2,645,479
Stockholder loans.......................................          1,711,194              1,711,194                       -
Deferred charges........................................            170,461                170,461                 170,461
                                                          -------------------    --------------------    ------------------
        Total long-term liabilities.....................          7,944,874              7,944,874               5,549,159
                                                          -------------------    --------------------    ------------------
    Total liabilities...................................         13,763,815             13,763,815              11,216,100
                                                          ===================    ====================    ==================

Stockholders' equity (deficit):
    Common stock, $0.001 par value; 40,000,000
        shares authorized (actual) and 80,000,000
        shares authorized (pro forma), 11,079,801
        shares outstanding (actual) and 37,949,571
        shares outstanding (pro forma)..................             11,080               37,950                  37,950
    Undesignated preferred stock, $0.001 par value;
        10,000,000 shares authorized, no shares
        outstanding (actual and pro forma)..............                  -                    -                       -
    Additional paid-in capital..........................         17,823,531           27,046,662              27,046,662
    Deficit accumulated during development stage........        (24,645,862)         (24,645,862)            (24,645,862)
                                                          -------------------    --------------------    ------------------
        Total stockholders' equity (deficit)............         (6,811,251)           2,438,749               2,438,749
                                                          -------------------    --------------------    ------------------
           Total capitalization.........................   $      6,952,564       $   16,202,564          $   13,654,849
                                                          ===================    ====================    ==================

                                    DILUTION

         Our pro forma net tangible book value (deficit) as of March 31, 2001 was approximately $(7,673,000), or $(0.69) per share of common stock. Pro forma net tangible book value (deficit) per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

         After giving effect to the issuance and sale of the shares of common stock offered by us in this rights offering at a price of $0.35 per share and after deducting estimated offering expenses payable by us, and the application of the estimated net proceeds from this rights offering, our pro forma as adjusted net tangible book value as of March 31, 2001 would have been approximately $1,577,000 or $0.04 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $0.73 per share and an immediate dilution to purchasers in this offering of $0.31 per share, or 88.3% of the price per share of $0.35.

         The following table illustrates the dilution on a per share basis:

        Price per share...............................................................                  $    0.35
             Pro forma net tangible book deficit per share at March 31, 2001..........   $    (0.69)
             Increase in pro forma net tangible book value per share
                  attributable to this offering.......................................         0.73
                                                                                         -------------
             Pro forma as adjusted net tangible book value per share after this
                  offering............................................................                       0.04
                                                                                                        ------------
        Dilution per share to new investors...........................................                  $    0.31
                                                                                                        ============

         The following table summarizes, on a pro forma basis as of March 31, 2001, the differences between the number of shares of common stock purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on the price per share of $0.35, before deducting estimated offering expenses payable by us:

                                     SHARES PURCHASED                   TOTAL CONSIDERATION
                              -------------------------------    ----------------------------------     AVERAGE PRICE
                                  NUMBER           PERCENT            AMOUNT             PERCENT          PER SHARE
                              ---------------    ------------    ------------------    ------------    -----------------
Existing stockholders.......     11,079,801           29.2%          $17,834,611            65.5%       $    1.61
New investors...............     26,869,770           70.8%            9,404,420            34.5%       $    0.35
                              ---------------    ------------    ------------------    ------------
     Total..................     37,949,571          100.0%          $27,239,031           100.0%
                              ===============    ============    ==================    ============

         This discussion and table assumes no exercise of any stock options and warrants outstanding as of March 31, 2001. As of March 31, 2001, there were options and warrants outstanding to purchase a total of 2,879,600 shares of common stock with a weighted average exercise price of $2.48 per share and debentures convertible into 1,269,231 shares of common stock at a weighted average conversion price of $2.60 per share. The number of options and warrants outstanding includes the warrants to purchase 675,000 shares of common stock held by selling stockholders. As the weighted average exercise price of the options and warrants and the weighted average conversion price of the debentures are greater than the price per share of $0.35, the subsequent exercise of options or warrants or the conversion of debentures should not result in a further dilution to new investors.

                               THE RIGHTS OFFERING

THE RIGHTS

         As soon as practicable after the date of this prospectus, we are distributing, at no charge, to rightsholders, one right for every share of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase two shares of our common stock at a price of $0.35 per share, payable in cash.

         Holders of vested stock options and warrants with anti-dilution provisions as of June 15, 2001, and holders of convertible notes with anti-dilution provisions as of June 15, 2001 will be entitled to receive rights based on the number of shares of common stock underlying the vested stock options or warrants or convertible notes. One right will attach to every share of common stock underlying the relevant stock options, warrants and convertible notes held of record on June 15, 2001.

NO BOARD INVESTMENT RECOMMENDATION

         Our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

         If you choose not to exercise your rights in full, your relative ownership interest in VendingData will be substantially decreased. If you exercise your rights, you risk investment loss on new money invested. We cannot assure you that the value of the common stock that you purchase pursuant to this offering will not decline. For a summary of some of the risks a new investment in our common stock would entail, see "Risk Factors and Forward-Looking Information" beginning on page 6.

EXPIRATION TIME AND DATE

         The rights expire on 5:00 pm, Las Vegas, Nevada time, 30 days after the date of this prospectus, or, to the extent that such date should fall on a Saturday, Sunday or legal holiday, the following business day. As a result the expiration date of this offering is Monday, August 13, 2001. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void as to each rightsholder with the exception of our standby purchaser, James
E. Crabbe.

         In order to exercise rights in a timely manner, you must assure that we actually receive, before expiration of the rights, the properly executed and completed subscription for the rights together with full payment for all shares you wish to purchase. Payment should be made to "VendingData Corporation."

NO REVOCATION

         You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

NON-TRANSFERABILITY OF RIGHTS

         The rights are not transferable and may not be exercised by persons other than the original rightsholders, with the exception of our standby purchaser, James E. Crabbe.

EXTENSION, WITHDRAWAL AND AMENDMENT

         We have the option of extending the period for exercising your rights, although we presently do not intend to do so. We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that the offering is withdrawn or terminated, all funds received by rightsholders will be returned. Interest will not be payable on any returned funds.

         We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

         o Mail notice of the amendment to all stockholders of record as of the record date;

         o   Extend the expiration date by at least 10 days; and

         o Offer all subscribers no less than 10 days to revoke any subscription already submitted.

         The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

STANDBY PURCHASER

         We have entered into an agreement with James E. Crabbe, a director and our controlling stockholder, whereby Mr. Crabbe will act as our standby purchaser in this rights offering. Accordingly, Mr. Crabbe has agreed to purchase all of the remaining shares of our common stock offered in this rights offering not purchased by rightsholders. Prior to this rights offering, Mr. Crabbe, our principal stockholder, beneficially owned 7,190,609 shares of our common stock, or 59.1% of the outstanding shares. If no other rightsholder exercises his or her rights under this offering, Mr. Crabbe will have the right to purchase an additional 26,869,770 shares and, if exercised, a revised beneficial ownership percentage of 87.2%.

MAILING TO RECORD HOLDERS

         We are sending a rights certificate to each rightsholder along with this prospectus and related instructions to exercise the rights. In order to exercise rights, you must fill out and sign the rights certificate and timely deliver it to us with full payment for the rights to be exercised and the shares to be purchased. Only rightsholders may exercise rights. You are a rightsholder only if your name is registered as a stockholder with our transfer agent, Continental Stock Transfer & Trust Co., or if your name is registered with us as a holder of vested options or warrants or convertible notes with anti-dilution provisions, as of the record date.

         If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

         We reserve the right to refuse the exercise of rights by any rightsholder who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

         We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in such state or jurisdiction, or where we cannot, at reasonable expense, determine that this offering complies with applicable local laws.

         For residents of Colorado, Florida, Georgia, Iowa, Massachusetts, Michigan, Minnesota, Mississippi, North Carolina, Ohio or Wyoming, we must receive an affirmative representation from you that you are exercising your rights and purchasing the shares of our common stock pursuant to this rights offering for investment purposes only without a view to resell or distribute and have no present intention of selling, granting or participating in the distribution of the same. In this regard, if you reside in one of these states and fail to mark on the Section A.2 of the rights certificate that you are purchasing the shares for investment purposes only, we reserve the right to refuse your exercise of rights and purchase of the shares of common stock related to such rights.

EXERCISING YOUR RIGHTS

         In the rights certificate, each rightsholder must certify as to the number of shares owned, or number of shares underlying their options, warrants or convertible notes, as applicable, on June 15, 2001 and must certify that such shares, or such options, warrants or convertible notes, as applicable, have not been transferred since June 15, 2001.

         A rightsholder who holds shares of common stock for the account of others, such as a broker, a trustee or a depository for securities must certify as to the number of shares beneficially owned on June 15, 2001 by each beneficial owner for which the rightsholder holds shares. Rightsholders must also certify as to the corresponding number of shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since June 15, 2001.

         Rights may be exercised by delivering to VendingData, on or prior to 5:00 p.m., Las Vegas time, on the expiration date, the properly completed and executed rights certificate evidencing the rights with any required signature guarantees, together with payment in full of the exercise price for each right exercised. The payment in full must be by check drawn upon a U.S. bank or postal, telegraphic or express money order payable to "VendingData Corporation."

         Payment of the exercise price will be deemed to have been received by the rights agent only upon:

         o   Clearance of any uncertified check; or

         o Receipt by VendingData of any certified check drawn upon a U.S. bank or of any postal, telegraphic or express money order.

         If paying by uncertified personal check, please note that it may take at least five business days to clear. Accordingly, rightsholders who wish to pay the exercise price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure that their payment is received and clears by the expiration date, and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

         A rightsholder who holds shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete the rights certificate and submit it to VendingData with the proper payment. In addition, the beneficial owner of common stock or rights held through such a holder of record should contact the rightsholder and request the rightsholder to effect transactions in accordance with the beneficial owner's instructions.

         If either the number of shares being subscribed for is not specified on the rights certificate, or the amount delivered is not enough to pay the exercise price for all shares stated to be purchased, the number of shares purchased will be assumed to be the maximum amount that could be purchased upon payment of such amount, after allowance for the exercise price of any specified shares.

ADDITIONAL INFORMATION

         The method of delivery of rights certificates and payment of the exercise price to VendingData will be at the election and risk of the rightsholder. If sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to VendingData and clearance of payment prior to 5:00 p.m., Las Vegas time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, rightsholders are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, and our determinations will be final and binding. We may waive any defect or irregularity, permit a defect or irregularity to be corrected or reject the exercise of any right. Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. VendingData will not be under any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or incur any liability for failure to file such notification.

         Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus or the guaranteed notice should be directed to VendingData.

                              SELLING STOCKHOLDERS

         In addition to the shares issuable upon the exercise of the rights distributed to rightsholders, we are registering an aggregate of 900,000 shares of our common stock on behalf of selling stockholders. Of the 900,000 shares, 225,000 shares have been issued and 675,000 shares are issuable upon exercise of warrants as of the record date, June 15, 2001. The selling stockholders are persons to whom we have previously granted the right to have their shares of common stock, or shares of common stock underlying their warrants, registered in the event of a registration of our securities. The selling stockholders are not affiliated with us.

         The following table sets forth the name of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of June 15, 2001, the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus and the percentage ownership of the outstanding shares of our common stock for each selling stockholder.

         Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time, and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the selling stockholder shares offered by this prospectus are sold after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

         The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or based upon our actual knowledge. Percentage ownership of less than 0.01% is indicated with an asterisk (*).

               NAME                  NUMBER OF SHARES        NUMBER OF SHARES OFFERED    PERCENTAGE OF OUTSTANDING
                                    BENEFICIALLY OWNED                HEREBY                       SHARES
------------------------------- --------------------------- ---------------------------  ---------------------------
  Dan Purjes                                 330,000                     330,000                     *
  Faith Griffin                               90,000                      90,000                     *
  David Fuchs                                 20,000                      20,000                     *
  Paul Fitzgerald                             10,000                      10,000                     *
  Malcolm C. Davenport V                     450,000                     450,000                     *
------------------------------- --------------------------- ---------------------------  ---------------------------
      TOTAL                                  900,000                     900,000                     *
                                =========================== ===========================  ===========================

         As for material relationships with selling stockholders during the past three years, we entered into a placement agent agreement with Josephthal & Co. Inc. dated December 14, 2000 with respect to the proposed private placement of up to $5,000,000 in convertible debentures and a standby credit agreement with an affiliate of Josephthal through which we obtained loans in the original principal amounts of $500,000. Dan Purjes, Faith Griffin, David Fuchs and Paul Fitzgerald are affiliates of Josephthal. Although the placement agent agreement has been terminated, we have paid a non-refundable cash retainer of $25,000 to Josephthal as part of the placement agent agreement and issued warrants to purchase 250,000 shares of our common stock to affiliates of Josephthal as part of the standby credit agreement.

         In addition, we received a $150,000 loan and a $150,000 loan from Dan Purjes and Faith Griffin, respectively, in connection with our purchase of assets from Malcolm C. Davenport V formerly owned by Spintek Gaming Technologies, Inc., a California corporation, Spintek Gaming, Inc., a Nevada corporation, and Spinteknology, Inc., a Nevada corporation. We also issued warrants to purchase 200,000 shares of common stock to an affiliate of Josephthal in connection with advisory services provided by Josephthal.

         With respect to Malcolm C. Davenport V, we entered into an agreement of purchase and sale dated March 15, 2001 in which we issued 225,000 shares of common stock and warrants to purchase 225,000 shares of common stock to Mr. Davenport in exchange for the assets of formerly owned by Spintek Gaming Technologies, Inc., a California corporation, Spintek Gaming, Inc., a Nevada corporation, and Spinteknology, Inc., a Nevada corporation, that were purchased by Mr. Davenport from the bankruptcy estate of these entities.

PLAN OF DISTRIBUTION FOR SELLING STOCKHOLDERS

         We are registering 900,000 shares of common stock offered for sale by this prospectus on behalf of selling stockholders. We will also pay all costs, expenses and fees in connection with the registration of the shares. However, selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

         Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers. To the best of our knowledge, selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

         Selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). There can be no assurance that all or any part of the shares offered hereby will be sold by selling stockholders.

         As selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

         To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders. Although we have agreed to bear the expenses of the registration of the shares of common stock registered pursuant to this prospectus, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by selling stockholders.

                                    BUSINESS

GENERAL

         VendingData Corporation, a Nevada corporation, maintains its principal offices and manufacturing facilities at 6830 Spencer Street, Las Vegas, Nevada 89119. Our telephone number and facsimile number are (702) 733-7195 and (702) 733-7197, respectively. Our primary business is the development, manufacturing and marketing of various concepts and products focused primarily on increasing security, productivity and profitability for the gaming industry. Our initial product research and development included playing cards, several table games, video machines, card shufflers, video recognition systems and automated dealing shoes. In 1998, new management shifted our focus to a few main products representing the largest potential for growth. Our principal products are the Random Ejection Shuffler(TM), a computer-based card shuffling device introduced in early 1999, and the SecureDrop(TM) Slot Accounting System, which was introduced in September 1999.

         We were incorporated in the State of Washington on September 21, 1995, and reincorporated in Nevada on March 4, 1999. In March 2000, we amended our articles of incorporation to change our corporate name from "Casinovations Incorporated" to "CVI Technology, Inc." In June 2000, we again amended our articles of incorporation to change our corporate name from "CVI Technology, Inc." to "VendingData Corporation."

         For additional information with respect to VendingData, our business and our products, please review the information provided in the reports and other documents that we file with the Commission, as described under "Where You Can Find More Information" on page 28 of this prospectus.

BRIDGE LOANS

         In June 2001, we received a commitment from James E. Crabbe, a director and our controlling stockholder, to provide a bridge loan in the original principal amount of up to $3,000,000. Pursuant to this commitment, we have received $2,504,000 and have issued short-term promissory notes dated June 1, June 6, June 21 and June 29, 2001 to Mr. Crabbe in the same original principal amount.

         These short-term promissory notes bear an interest rate of 9.5%, are unsecured and are due upon the earlier of the receipt of proceeds from this rights offering or six months from the respective dates of the short-term promissory notes. We have applied the proceeds of the bridge loan to fund our operations.

AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION

         On June 14, 2001, our board of directors and a two-third majority of our stockholders approved of an amendment and restatement of our articles of incorporation. Through the amended and restated articles of incorporation, we propose to increase our authorized shares from 40 million shares of common stock, $.001 par value, and 10 million shares of blank-check preferred stock, $.001 par value, to 80 million shares of common stock, $.001 par value, and 10 million shares of blank-check preferred stock, $.001 par value. The purpose of the 40 million share increase in our authorized shares of common stock was to ensure a sufficient number of authorized shares for this rights offering and to provide additional flexibility with respect to future financings.

         On July 2, 2001, we mailed or delivered an information statement to all of our stockholders, informing them that the amendment and restatement of our articles of incorporation, authorizing the increase in our authorized shares, had been approved by a two-third majority of the stockholders and by the board of directors. The amended and restated articles of incorporation will not be effective until filed with the Nevada Secretary of State, but we anticipate filing such amended and restated articles on or before July 31, 2001.

TERMINATION OF PLACEMENT AGENT AGREEMENT

         On June 15, 2001, we advised Josephthal & Co. Inc. of the termination of Josephthal's engagement as our placement agent with respect to our proposed private placement of convertible debentures. Pursuant to the terms of the placement agent engagement letter with Josephthal dated December 14, 2001, we had the right to terminate Josephthal's engagement in the event that Josephthal did not raise up to $5,000,000 through the proposed private placement of convertible debentures within six months of the date of the engagement letter. No funds were raised by Josephthal through the proposed private placement of convertible debentures, although we received a loan of $500,000 pursuant to a standby credit agreement with a Josephthal affiliate.

TECHNOLOGY ACQUISITION

         On June 26, 2001, we paid Technology Development Center, LLC $175,000 in cash for the worldwide right, title and interest to the patents, pending patent applications, and all patent rights to the Coin Operated Machine Having An Electronically Identified Coin Collection Box and the Electronically Identified Coin Collection Box. These patent rights relate to our SecureDrop(TM) product line. As a part of the transaction, we cancelled the Exclusive License Agreement with Technology Development Center, LLC under which we had been granted an exclusive license to the patent rights, and Technology Development Center, LLC surrendered to us all of its shares of our common stock, totaling 20,500 shares.

DISCLAIMER OF FINANCIAL PROJECTIONS

         Due to the termination of and the failure to raise the estimated proceeds from our proposed private placement of convertible debentures, we did not have the sufficient capital to fund the expansion of our operations and meet the assumptions underpinning the financial projections set forth in our Current Report on Form 8-K, as filed with the Commission on April 6, 2001. As these financial projections spoke as of the date of the Current Report on Form 8-K and were not meant to represent projections of our anticipated sales, revenues, costs, expenses, net income, or assumptions or estimates as to future events or outcomes, as to any subsequent date, we reiterate that these financial projections contained "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and that no assurances were given that we could or would attain the results contemplated in the financial projections. Accordingly, as the assumptions for these financial projections did not materialize, the anticipated sales, revenues, costs, expenses, net income and other information contained in the financial projections cannot and will not be achieved during the periods provided for in the financial projections.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain U.S. federal income tax considerations applicable upon the issuance, exercise, and lapse of rights issued to rightsholders. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all aspects of federal income taxation that may be relevant to particular stock rightsholders, option rightsholders, warrant rightsholders and note rightsholders in light of their personal investment circumstances, nor does it discuss federal income tax considerations applicable to certain stock rightsholders, option rightsholders, warrant rightsholders and note rightsholders subject to special treatment under the federal income tax laws.

         This discussion only addresses the stock rightsholders, option rightsholders, warrant rightsholders and note rightsholders who will both hold their respective interests in VendingData as capital assets and will hold any common stock received upon exercise of the rights as capital assets (persons who may not be holding their interests in VendingData as capital assets might include, for example, securities dealers or traders who do not hold their interests primarily for investment or who treat their interests as inventory for federal income tax purposes). In addition, this discussion does not consider the effect of any foreign, state, local, gift or estate or other tax laws that may apply to a particular investor. No ruling has been or will be sought from the Internal Revenue Service concerning the tax issues addressed in this prospectus, and such issues may be subject to substantial uncertainty resulting from the lack of definitive, judicial or administrative authority and interpretations.

         All rightsholders are urged to consult with their own tax advisors regarding the specific tax consequences to them of the rights offering, including the effects of federal, state, local, foreign, and other tax laws.

TAX CONSEQUENCES TO STOCK RIGHTSHOLDERS, WARRANT RIGHTSHOLDERS AND NOTE RIGHTSHOLDERS

         We anticipate that stock rightsholders, warrant rightsholders and note rightsholders will not recognize taxable income for federal income tax purposes upon distribution of the rights pursuant to this offering. In addition, the basis of the rights received by a stock rightsholder, warrant rightsholder and note rightsholder as distribution with respect to such rightsholder's common stock or underlying shares of common stock should be zero.

         However, the rightsholder's basis in the shares of common stock received upon exercise of the rights will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance and the basis in the right plus the price paid to acquire shares of common stock pursuant to the right will be the basis of the resulting shares of common stock, only to the extent that:

         o the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are related, or

         o the rightsholder properly elects, in the rightsholder's federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights.

         The holding period of a rightsholder with respect to the rights received as a distribution on such rightsholder's shares of common stock or shares of underlying common stock, as applicable, will include the rightsholder's holding period for the shares of common stock received upon exercise of the rights.

         Stock rightsholders, warrant rightsholders and note rightsholders who elect to not exercise their rights received in this offering should not recognize any gain or loss and will not have any adjustments made to the basis of their shares of common stock, or shares of underlying common stock, as applicable. If the rights held by a stock rightsholder, warrant rightsholder or note rightsholder are not taxable when granted and are exercised by the stock rightsholder, warrant rightsholder or note rightsholder, such rightsholder will not recognize taxable income at the time the rights are exercised. It is important to note that the subsequent disposition of the common stock so acquired would be treated as a capital gain or loss.

TAX CONSEQUENCES TO OPTION RIGHTSHOLDERS

         We anticipate that option rightsholders will not recognize any gain or loss in connection with the issuance of the rights provided that, when issued, the rights do not have a readily ascertainable fair market value within the meaning of the Treasury Regulations. We believe that rights issued to option rightsholders should not be treated as having a readily ascertainable fair market value because the rights are non-transferable and, thus, will not be actively traded on an established market, and the fair market value of the rights otherwise cannot be measured with reasonable accuracy.

         Option rightsholders who elect to not exercise their rights received in this offering should not recognize any gain or loss and should not have any adjustments made to the basis of the shares of common stock underlying their options.

         If the rights held by an option rightsholder are not taxable when granted and are exercised by the option rightsholder, the option rightsholder will recognize taxable income at the time the rights are exercised in an amount equal to the excess, if any, of the fair market value of the common stock at that time over the exercise price. That income would be taxed at ordinary income rates, and any gain or loss recognized on the subsequent disposition of the common stock so acquired would be treated as a capital gain or loss. Generally, the tax basis of the common stock acquired by an option rightsholder through the exercise of rights will be equal to the fair market value of the common stock on the date of exercise, and the holding period for that common stock generally will begin on the day following exercise.

CONSULTATION WITH OWN TAX ADVISORS

         The foregoing discussion is not intended to be, and should not be construed as a substitute for careful tax planning or tax advice to rightsholders. The particular tax attributes of each rightsholder could have a material impact on the tax consequences of the rights offering, including the exercise of the rights and the purchase of shares of common stock through the rights. As a result, rightsholders are strongly urged to consult with their own tax advisors with regard to the federal, state, local, foreign, and other tax consequences to such rightsholders with respect to this offering.

                                  LEGAL MATTERS

         The validity of the issuance of common stock upon exercise of the rights offered by this prospectus has been passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada 89109.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by James E. Scheifley & Associates, P.C., independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, special reports and other information with the Commission. These filings are available to the public from commercial document retrieval services and at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference rooms at the Commission's Public Reference Rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents that have been filed with the Commission:

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the Commission on March 30, 2001;

         o Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001, filed with the Commission on May 14, 2001;

         o Our Preliminary Information Statement on Schedule 14C, filed with the Commission on June 20, 2001;

         o Our Definitive Information Statement on Schedule 14C, filed with the Commission on July 2, 2001;

         o Our Current Report on Form 8-K concerning the additional information regarding VendingData contained in this prospectus, filed with the Commission on June 27, 2001;

         o Our Current Report on Form 8-K concerning our amendment and restatement of our bylaws reflecting termination of the system by which directors were categorized into three groups, filed with the Commission on February 1, 2001;

         o Our Current Reports on Form 8-K and Form 8-K/A concerning our acquisition of certain technology rights related to our SecureDrop(TM) product line from Technology Development Center, LLC, filed with the Commission on June 29, 2001 and July 5, 2001, respectively; and

         o The description of our common stock found under the heading "Description of Registrant's Securities to be Registered" in our Registration Statement on Form 8-A (File No. 000- 25855), filed with the Commission on April 23, 1999.

         We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

         We will provide promptly without charge to you, upon written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                             VendingData Corporation
                               6830 Spencer Street
                             Las Vegas, Nevada 89119
                            Telephone: (702) 733-7195
                          Attention: Investor Relations

         You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer.

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                               [INSIDE BACK COVER]

                This page will be blank in the final prospectus.






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         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                     ---------------

                    TABLE OF CONTENTS
                                                PAGE
                                                ----
PROSPECTUS SUMMARY...............................1
RISK FACTORS AND FORWARD-LOOKING INFORMATION.....6
PLAN OF DISTRIBUTION............................13
USE OF PROCEEDS.................................14
DETERMINATION OF OFFERING PRICE.................14
CAPITALIZATION..................................15
DILUTION........................................16
THE RIGHTS OFFERING.............................17
SELLING STOCKHOLDERS............................21
BUSINESS........................................24
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.......26
LEGAL MATTERS...................................27
EXPERTS.........................................27

                     ---------------



         Through and including August 23, 2001, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


================================================================================



                            VENDINGDATA CORPORATION


                       26,869,770 Shares of Common Stock

                  900,000 Shares of Common Stock on Behalf of
                              Selling Stockholders





                         VENDINGDATA CORPORATION [logo]



                                  July 13, 2001

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